Exhibit 4.26

INDEMNITY AGREEMENT

entered into between

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

and

GOLD FIELDS LIMITED

and

GOLD FIELDS OPERATIONS LIMITED

and

GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

and

SIBANYE GOLD LIMITED

relating to the guarantee in respect of U.S.$1,000,000,000 4.875 per cent. Guaranteed Notes due 2020 issued by Gold Fields Orogen Holding (BVI) Limited and guaranteed by Gold Fields Limited, Sibanye Gold Limited (formerly GFI Mining South Africa Proprietary Limited), Gold Fields Operations Limited and Gold Fields Holdings Company (BVI) Limited

The Parties to this Agreement are:

(1)	GOLD FIELDS OROGEN HOLDING (BVI) LIMITED, a corporation incorporated under the laws of the British Virgin Islands with registered number 184982 (the “Issuer”)

(2)	GOLD FIELDS LIMITED, a public company duly incorporated under the laws of the Republic of South Africa with registration number 1968/004880/06 (the “Company”);

(3)	GOLD FIELDS OPERATIONS LIMITED, a public company duly incorporated under the laws of the Republic of South Africa with registration number 1959/003209/06 (“GFO”);

(4)	GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED, a corporation incorporated under the laws of the British Virgin Islands with registered number 651406 (“Gold Fields Holdings”); and

(5)	SIBANYE GOLD LIMITED, a public company duly incorporated under the laws of South Africa with registration number 2002/031431/06 (formerly GFI Mining South Africa Proprietary Limited), (“SGL” and, together with the Company, GFO and Gold Fields Holdings, the “Guarantors”).

It is recorded that:

(A)	The Issuer issued U.S.$1,000,000,000 4.875 per cent. Guaranteed Notes due 2020 (the “Notes”), guaranteed by the Guarantors. The Notes are constituted by a trust deed dated 7 October 2010, and made between the Issuer, the Guarantors and Citicorp Trustee Company Limited as Trustee (the “Trustee”) (as may be further amended, supplemented and/or restated from time to time, the “Trust Deed”) and were issued subject to the terms and conditions of the Notes set out in Schedule 4 to the Trust Deed.

(B)	The Guarantors have, pursuant to the Trust Deed, provided a joint and several payment guarantee in respect of the obligations of the Issuer under the Notes (the “Notes Guarantee”).

(C)	The Company has announced its intention to implement the Demerger.

(D)	Each of the Issuer, the Company, GFO and Gold Fields Holdings has agreed to indemnify SGL and hold SGL harmless in respect of any Noteholder Claims made against SGL in its capacity as a Guarantor of the Notes under the Notes Guarantee, subject to the terms and conditions set out in this Agreement.

The Parties agree as set out below:

1	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Agents” means the Paying and Transfer Agents and the Registrar (each as defined in the Paying and Transfer Agency Agreement), and “Agent” means any one of the Agents;

“Agreement” means this Indemnity Agreement;

“Business Day” means a day (other than a Saturday, a Sunday or official public holiday in South Africa within the meaning of the Public Holidays Act, 1994) on which banks are open for general business in Johannesburg;

“Demerger” means the demerger of the business of SGL and its subsidiaries from the business of the Company and its other subsidiaries by way of the Distribution;

“Demerger Date” means the first day on which each of the following has occurred (i) the entire share capital of SGL is listed and admitted to trading on the Johannesburg Stock Exchange; and (ii) the Distribution is effected and SGL accordingly ceases to be a subsidiary of the Company;

“Distribution” means the pro rata distribution in specie under South African law by the Company of the entire issued share capital held by the Company in SGL to the Company's existing shareholders, American depository receipt holders and international depository receipt holders;

“Expiry Date” means the first date on which none of the Notes shall remain outstanding (as defined in the Trust Deed) or, if earlier, the date on which SGL is unconditionally and irrevocably released as a Guarantor of the Notes;

“Noteholder” means the person whose name is entered in the register of holders of the Notes as the holder thereof;

“Noteholder Claims” means any and all losses, payments, damages, liabilities, claims, costs and expenses payable by SGL (whether jointly and severally or in any other capacity) to the Trustee, any Agent or any Noteholder directly related to the Notes or the Trust Deed in its capacity as a Guarantor of the Notes under or in connection with the Notes Guarantee;

“Notes” has the meaning given in Recital (A);

“Notes Guarantee” has the meaning given in Recital (B);

“Parties” means the parties to this Agreement and “Party” means, as the context requires, any one of them;

“Paying and Transfer Agency Agreement” means a paying and transfer agency agreement in respect of the Notes dated 7 October 2010, and made between the Issuer, the Guarantors of the Notes, Citicorp Trustee Company Limited as Trustee, Citibank, N.A., London Branch as Principal Paying and Transfer Agent for the Notes and Citigroup Global Markets Deutschland AG as Registrar (as may be further amended, supplemented and/or restated from time to time);

“Trust Deed” has the meaning given in Recital (A);

“Trustee” has the meaning given in Recital (A); and

“ZAR Facility” means the ZAR6,000,000,000 Term and Revolving Credit Facilities Agreement entered into by and between SGL, Absa Bank Limited (acting through its Absa Capital division), Nedbank Limited (acting through its Nedbank Capital and Nedbank Corporate divisions), The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division), FirstRand Bank Limited (acting through its Rand Merchant Bank division) and JPMorgan Chase Bank, N.A., Johannesburg Branch, dated 28 November 2012, or any refinancing thereof (from time to time).

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	Clauses and headings

References to Clauses are to Clauses of this Agreement. Headings shall be ignored in construing this Agreement.

1.4	References to persons and companies

References to:

1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality);

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated; and

1.4.3	any agreement include appendices thereto, as well as amendments, variations and substitutions of such agreement.

2	Indemnity

2.1	With effect from the Demerger Date, each of the Issuer, the Company, GFO and Gold Fields Holdings (each, an “Indemnifier” and collectively, the “Indemnifiers”) hereby jointly and severally indemnifies and holds SGL harmless from and against any and all Noteholder Claims (whether such Noteholder Claims are made prior to or after the Demerger Date or whether the circumstances (including, without limitation, the occurrence of any “Event of Default” (as defined in the Trust Deed)) giving rise to such Noteholder Claims arose prior to or after the Demerger Date) and any direct funding costs or related expenses incurred by SGL pending payment by the Indemnifiers under this Agreement, and the Indemnifiers agree, jointly and severally, that if SGL is required in its capacity as a Guarantor of the Notes under the Notes Guarantee to pay such Noteholder Claim and/or such direct funding costs or related expenses, they shall, within 3 (three) Business Days of demand by SGL, pay to SGL an amount equal to such Noteholder Claim and/or such direct funding costs and related expenses.

2.2	Notwithstanding Clause 2.1:

2.2.1	the Indemnifiers shall not be responsible or have any liability to SGL or any other party for any indirect, special, consequential or any other damages, other than the Noteholder Claims and/or the direct funding costs and related expenses referred to in Clause 2.1; and

2.2.2	the Indemnifiers shall not be responsible or have any liability to SGL for any losses or damages which SGL may suffer or incur and which relate to or arise from, directly or indirectly, the ZAR Facility; provided that this Clause 2.2.2 shall not be construed as limiting the rights of SGL to make a demand under Clause 2.1 if the circumstances giving rise to the relevant Noteholder Claims arise from the occurrence of an “Event of Default” (as defined in the ZAR Facility).

3	Claims

3.1	If SGL becomes aware of any Noteholder Claim relevant for the purposes of Clause 2, SGL shall:

3.1.1	promptly notify each of the Indemnifiers in writing in accordance with Clause 10.3; and

3.1.2	provide to the Indemnifiers and/or (if requested to do so) their legal advisers, at the cost of the Company, such information and documentation relating to such Noteholder Claim as the Company may reasonably require.

No failure by SGL to comply with its obligations under this Clause 3.1 shall affect the liabilities of the Indemnifiers under this Agreement.

3.2	The Issuer shall give notice to each of the other Indemnifiers and SGL in accordance with Clause 10.3 hereof (i) promptly after receipt of any notice from the Trustee declaring the Notes to be due and payable prior to their stated maturity date as a result of an Event of Default (as defined in the Trust Deed) and (ii) promptly after becoming aware of any Potential Event of Default (as defined in the Trust Deed).

4	Guarantee Fee

The Indemnifiers and SGL have entered into a separate agreement in relation to a guarantee fee to be paid by the Issuer (failing which the Company, GFO and Gold Fields Holdings, jointly and severally) to SGL in respect of the period from and including the Demerger Date to but excluding the Expiry Date.

5	No Deductions

All sums payable by the Indemnifiers under this Agreement shall be paid free and clear of any deductions, taxes, withholdings, set-offs or counterclaims (together, “Withholdings”), save only as may be required by law. If any Withholdings are required by law, the relevant Indemnifier shall be obliged to pay such sum as will after such Withholding has been made leave SGL with the same amount as SGL would have been entitled to receive in the absence of a requirement to make a Withholding.

6	Waiver of Defences

The obligations of each of the Indemnifiers under this Agreement shall not be prejudiced, affected or diminished by any act, omission, circumstance, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement or otherwise exonerate such Indemnifier from its obligations under this Agreement, in whole or in part, including, without limitation:

6.1.1	any time, waiver or consent granted to, or composition with, any Indemnifier or other person;

6.1.2	the release of any other Indemnifier or any other person under the terms of any composition or arrangement with any creditor of any Indemnifier;

6.1.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Indemnifier or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

6.1.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Indemnifier or any other person;

6.1.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Finance

Document (as defined in the ZAR Facility) or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document (as defined in the ZAR Facility) or other document or security;

6.1.6	any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under this Agreement or the Notes or any other document or security purporting to reduce or otherwise affect such obligations with the intent that the each Indemnifier’s obligations under this Agreement shall remain in full force and this indemnity shall be construed accordingly as if there were no such unenforceability, illegality, invalidity suspension or cancellation;

6.1.7	any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

6.1.8	this Agreement or any other related document (including, without limitation the agreement referred to in Clause 4) not being executed by or binding against any other Indemnifier or any other party; or

6.1.9	any other fact or circumstance arising on which an Indemnifier might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

7	Demerger Date

The obligations of each Party under this Agreement shall be conditional upon the occurrence of the Demerger Date. If the Demerger Date has not occurred on or before 28 February 2013, or such later date as may be agreed in writing between the Parties, this Agreement shall terminate and be of no further force or effect and no Party shall be under any liability to any other in respect of this Agreement.

8	Undertaking by SGL

SGL undertakes in favour of the Indemnifiers that it shall comply with each of its obligations under the Notes and the Trust Deed.

9	Continuing Obligations

The Indemnifiers’ obligations and liabilities under this Agreement shall continue and remain in full force and effect as a continuing security and indemnity until the Expiry Date.

10	Other Provisions

10.1	Assignment

Neither Party may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement, provided that SGL shall be entitled to enter into a Cession in Security with the Finance Parties (as defined in the ZAR Facility) before the Demerger Date pursuant to which SGL will cede in securitatem debiti all of its rights, title and interest in and to this Agreement in favour of the Finance Parties (as defined in the ZAR Facility), jointly and severally, as security for its obligations under the Finance Documents (as defined in the ZAR Facility) to which it is a party.

10.2	Whole Agreement

This Agreement (together with the Trust Deed and the Notes and the Paying and Transfer Agency Agreement) contains the whole agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

10.3	Notices

10.3.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; and

(ii)	delivered by hand, fax, pre-paid first class post or courier.

10.3.2	A Notice to any of the Indemnifiers shall be sent to the following address, or such other person or address as the Company may notify to SGL from time to time:

c/o Gold Fields Limited

150 Helen Road

Sandown

Sandton, 2196

South Africa

Fax: +27 11 562 9841

Attention: Executive Vice President: General Counsel

10.3.3	A Notice to SGL shall be sent to the following address, or such other person or address as SGL may notify to the Company from time to time:

Libanon Businesspark

1 Hospital Road (off Cedar Avenue)

Libanon

Westonaria

1779

South Africa]

Fax: +27 11 562 9826

Attention: Mr Charl Keyter

10.3.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	60 hours after posting, if delivered by pre-paid first class post;

(ii)	at the time of delivery, if delivered by hand or courier;

(iii)	at the time of transmission in legible form, if delivered by fax.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

10.5	Governing law

Regardless of the place of execution, performance or domicile of the Parties, this Agreement and all modifications and amendments hereof shall be governed by and construed under and in accordance with the laws of South Africa. The Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng High Court, Johannesburg division) (or any successor to that division) for the purpose of any action or other legal proceedings that any of them may institute with regard to the any matters or claims arising in terms hereof.

SIGNED at	Sandton	on	20 December	2012

AS WITNESS:

/s/ P.H. Henning	For:	GOLD FIELDS LIMITED

P.H. HENNING	/s/ Paul A. Schmidt
(Name in Block Letters)	Duly authorised thereto

SIGNED at	Douglas, Isle of Man	on	19 December	2012

AS WITNESS:

/s/ Lucy Woolnough	For:	GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

LUCY WOOLNOUGH	/s/ Richard Taylor DIRECTOR
(Name in Block Letters)	Duly authorised thereto

SIGNED at	Sandton	on	20 December	2012

AS WITNESS:

/s/ P.H. Henning	For:	GOLD FIELDS OPERATIONS LIMITED

P.H. HENNING	/s/ Paul A. Schmidt
(Name in Block Letters)	Duly authorised thereto

SIGNED at	Sandton	on	20 December	2012

AS WITNESS:

/s/ P.H. Henning	For:	GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

P.H. HENNING	/s/ Michael D. Fleischer
(Name in Block Letters)	Duly authorised thereto

SIGNED at	Sandton	on	20 December	2012

AS WITNESS:

/s/ P. H. Henning	For:	SIBANYE GOLD LIMITED

P.H. HENNING	/s/ Charl Keyter
(Name in Block Letters)	Duly authorised thereto